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                            EXCEPTED HOLDER AGREEMENT

                                     BETWEEN

                        CNL HOSPITALITY PROPERTIES, INC.,

                         CNL HOSPITALITY PARTNERS, L.P.

                                       AND

                            HERSHA HOSPITALITY TRUST



                              DATED  APRIL 21, 2003


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
     This  EXCEPTED HOLDER AGREEMENT (this "Agreement") is made and entered into
                                            ---------
as of April 21, 2003, by and between Hersha Hospitality Trust, a Maryland real estate investment trust ("HT"), CNL Hospitality Properties, Inc., a Maryland
                             --
corporation  ("CHP")  and  CNL  Hospitality  Partners,  L.P., a Delaware limited
               ---
partnership  ("CHPLP").
               ----

     WHEREAS, CHPLP proposes to purchase from HT's subsidiary (the "Acquisition") preferred limited partnership interests of Hersha Hospitality
 -----------
Limited Partnership, a limited partnership organized under the laws of the Commonwealth of Virginia ("HLP"), and preferred limited partnership interests of
                           ---
HT/CNL Metro Hotels, L.P., a limited partnership organized under the laws of Delaware ("JV"), pursuant to that certain Securities Purchase Agreement entered
            --
into  by  CHPLP,  HT  and  HLP  as  of  April  21,  2003.

     WHEREAS, the preferred limited partnership interests of HLP (the "Preferred
                                                                       ---------
OP  Units")  are  exchangeable for shares of HT's Series A Preferred Shares, par
---------
value  $.01  per share (the "Series A Preferred Shares"), and for shares of HT's
                             -------------------------
Class  A  Common Shares, par value $.01 per share (the "Class A Common Shares"),
                                                        ---------------------
and  the  preferred  limited  partnership  interests  of JV (the "JV Units") are
                                                                  --------
exchangeable  for  Class  A  Common  Shares.

     WHEREAS, HT's Articles of Amendment and Restatement of its Declaration of Trust (the "Declaration"), imposes certain limitations on the ownership of HT's
             -----------
shares of beneficial interest, which limitations include a general restriction prohibiting any Person from "Beneficially Owning" or "Constructively Owning" more than 9.9% of any class or series of "Equity Shares" of HT, as such terms are defined therein (the "Ownership Limit"). Capitalized terms used in this
                              ---------------
Agreement that are not otherwise defined shall have the meanings given to them in the Declaration and in that certain Securities Purchase Agreement dated April 21, 2003 by and among CHPLP, HT and HLP (the "Purchase Agreement").
                                                        -------------------

     WHEREAS, pursuant to Article VII, Section 1(G) of the Declaration, HT's Board of Trustees is permitted to exempt a Person from the Ownership Limit (as to such Person, an "Excepted Holder Limit") and allow ownership of Equity Shares
                    ---------------------
by such Person in excess of the Ownership Limit if certain conditions described in Article VII, Section 1(G) of the Declaration are satisfied.

     WHEREAS, the Board of Trustees of HT has resolved to exempt CHPLP from the Ownership Limit conditioned upon each of CHP and CHPLP agreeing to be bound by the terms of this Agreement.

     NOW, THEREFORE, in consideration of the mutual provisions and representations, warranties, agreements and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   REPRESENTATIONS  AND  COVENANTS  OF  CHP  AND  CHPLP

     Commencing on the date hereof, and during any period that an Excepted Holder Limit established pursuant to this Agreement (as may be amended from time to time) remains in effect, CHP and CHPLP represent and agree as follows, and, to the extent set forth in paragraph 1.6 below, HT agrees:

     1.1 No "individual", as such term is defined in Section 542(a)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), (hereinafter, an "Individual"), owns, or will own at any time while the Excepted Holder Limit is
 ----------
in effect, directly (including through a nominee or similar arrangement) or indirectly, after taking into account the provisions of Section 544 of Code, as modified by Section 856(h)(3) of the Code (such ownership being referred to herein as "Beneficial Ownership" or variations thereof), in excess of 9.8% of any class of the issued and outstanding common or preferred equity shares of CHP.

     1.2 Article VII of CHP's Articles of Incorporation restricts any "Person", as defined therein, from Beneficially Owning in excess of 9.8% of any class of CHP's issued and outstanding common and preferred stock (the "CHP
Ownership Limitation"), unless the CHP Ownership Limitation is waived by a majority of the Board of Directors of CHP, provided any such waiver will not jeopardize CHP's status as a REIT. CHP's Board of Directors has not granted any such waiver of the CHP Ownership Limitation so as to permit any Individual to Beneficially Own in excess of 9.8% of any class of CHP's issued and outstanding common or preferred stock; and CHP hereby covenants and agrees not to grant any such waiver of the CHP Ownership Limitation if such waiver would jeopardize CHP's status as a REIT.

     1.3 (a) After applying the constructive ownership rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code, the Acquisition or ownership by CHPLP of the Preferred OP Units, the Series A Preferred Shares, the Class A Common Shares or the JV Units as contemplated by this Agreement (excluding, for this purpose, constructive ownership of any such Units or Shares by CHPLP or any other Person as a direct or indirect result of CHPLP's ownership of interests in HLP or the JV as contemplated by the Purchase Agreement) will not cause HT to be treated as "related" to any tenant of HT or any subsidiary of HT within the meaning of Section 856(d)(2)(B) of the Code. Each of CHP and CHPLP agrees that, to the extent that its Beneficial or Constructive Ownership of Equity Shares would cause HT to be treated as "related" to any tenant of HT or any subsidiary of HT within the meaning of Section 856(d)(2)(B) of the Code, the Equity Shares the ownership of which otherwise would cause HT to be treated as "related" to any tenant of HT or any subsidiary of HT within the meaning of
Section  856(d)(2)(B)  of the Code will be subject to the treatment described in
Article VII, Section 1(C) of the Declaration to the extent that the application of such provision of the Declaration is necessary to maintain HT's status as a REIT; provided, however, such treatment shall not be applied to the extent that CHPLP is treated as constructively owning Equity Shares as a result of its ownership of interests in HLP or the JV as contemplated by the Purchase Agreement.

     (b) The Acquisition or ownership by CHPLP of the Preferred OP Units, the Series A Preferred Shares, the Class A Common Shares or the JV Units as contemplated by this Agreement will not cause (i) persons owning, or being deemed to own, directly or indirectly (determined after applying the provisions of Section 318 of the Code, as modified, by the provisions of Section 856(d)(5) of the Code), 35% or more of the voting stock or value of the shares of HT to be deemed to own, directly or indirectly (determined after applying the provisions of Section 318 of the Code, as modified, by the provisions of Section 856(d)(5) of the Code), 35% or more of (x) the voting stock or total number of shares of a corporate independent contractor providing services to a tenant of HT, HLP, or any other entity in which either HT or HLP has an equity interest or (y) the net assets or profits of a non-corporate independent contractor providing services to a tenant of HT, HLP, or any other entity in which either HT or HLP has an equity interest, each within the meaning of Section 856(d)(3) of the Code (an "Independent
                                                                   -----------
Contractor"),  or  (ii)  an  Independent  Contractor to own or be deemed to own,
----------
directly or indirectly (determined after applying the provisions of Section 318 of the Code, as modified, by the provisions of Section 856(d)(5) of the Code), 35% or more of the voting stock or value of the shares of HT (excluding, for this purpose, constructive ownership of shares of HT as a direct or indirect result of constructive ownership of Preferred OP Units, the Series A Preferred Shares, the Class A Common Shares or the JV Units by CHPLP or any other Person, or CHPLP's ownership of interests in HLP or the JV as contemplated by the Purchase Agreement). Each of CHP and CHPLP agrees that, to the extent that its Beneficial or Constructive Ownership of Equity Shares would cause an Independent Contractor not to satisfy the requirements described above, the Equity Shares the ownership of which otherwise would cause the Independent Contractor not to meet those requirements will be subject to the treatment described in Article VII, Section 1(C) of the Declaration to the extent that the application of such provision of the Declaration is necessary to maintain HT's status as a REIT; provided, however, such treatment shall not be applied to the extent that the Independent Contractor requirements are not satisfied as a result of CHPLP's ownership of interests in HLP or the JV as contemplated by the Purchase Agreement.

     1.4 In the event that CHPLP is no longer a wholly-owned subsidiary of CHP at any time after the date of this Agreement when the Excepted Holder Limit is in effect, no partner of CHPLP other than CHP will own a partnership interest in CHPLP that would cause any individual to Beneficially Own or Constructively Own (as determined pursuant to Article VII of the Articles), as a result of CHPLP's ownership of Preferred OP Units, Series A Preferred Shares, Class A Common Shares, or JV Units, more than 9.9% of the outstanding Equity Shares at any time.

     1.5 CHPLP agrees that it shall not Beneficially Own or Constructively Own Equity Shares that would violate the Excepted Holder Limit established for CHPLP pursuant to this Agreement and the resolutions of HT's Board of Trustees or cause any Individual to Beneficially Own Equity Shares that would violate the Ownership Limit and acknowledges that the exemption of CHPLP from the Ownership Limit and granting of the Excepted Holder Limit to CHPLP is made in reliance upon the representations contained herein and shall be effective only for so long as and to the extent such representations continue to be true, accurate and complete, and further agrees that any violation or attempted violation by CHPLP of the Excepted Holder Limit granted pursuant to this Agreement or the provisions of HT's Board of Trustees' resolution implementing this Agreement (or other action contrary to the ownership restrictions imposed under the Declaration except as otherwise permitted pursuant to CHPLP's Excepted Holder Limit, this Agreement or the provisions of HT's Board of Trustees' resolution implementing this Agreement) will automatically subject that number of the Equity Shares Beneficially Owned or Constructively Owned by CHPLP that otherwise would result in the violation, to the treatment described in Article VII,
Section  1(C)  of  the  Declaration.

     1.6 Each of HT and CHPLP agrees that if at any time subsequent to the date hereof, any Person would be treated as Beneficially Owning or Constructively Owning Equity Shares in excess of the Ownership Limit or, if applicable, the Excepted Holder Limit with respect to such Person, in violation of Article VII of the Declaration, then it is agreed that Article VII, Section

1(C) of the Declaration shall be applied first to the Equity Shares actually owned by any such Person other than CHPLP, second to the Equity Shares Beneficially Owned or Constructively Owned by such Person other than Equity Shares actually owned by CHPLP, and third to the Equity Shares actually owned by CHPLP.

2.   ESTABLISHMENT  OF  AN  EXCEPTED  HOLDER  LIMIT  FOR  CHPLP

     Based on the representations and agreements contained in this Agreement, HT, effective as of the execution of this Agreement, is exempting CHPLP from the Ownership Limit, by adopting a resolution of its Board of Trustees in the form attached hereto as Exhibit A, provided, however, that as set forth in such
                                   --------   -------
resolution, in no event shall CHPLP's Beneficial Ownership or Constructive Ownership of Series A Preferred Shares and Class A Common Shares exceed 100% of the issued and outstanding Series A Preferred Shares or 60% of the issued and outstanding Class A Common Shares of HT outstanding at any time (or such higher percentage as is necessary to accommodate the issuance of additional Class A Common Shares due to an adjustment of the applicable exchange price or conversion price of the Series A Preferred Units, Series A Preferred Shares or JV Units); provided however that there shall be no limit on CHP's and CHPLP's Beneficial Ownership or Constructive Ownership of Class A Common Shares, subject to CHP's and CHPLP's compliance with the representations, warranties and covenants contained in this Agreement, if (x) HT fails to pay in full for two consecutive quarters the dividend required pursuant to Section 2 of the Articles Supplementary designating the Series A Preferred Shares, or HLP fails to pay in full for two consecutive quarters the distributions with respect to its 10.5% Series A Preferred Units required by the Second Amendment to the Amended and Restated Limited Partnership Agreement of HLP, or (y) HT fails to maintain its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended, (the "Code").
                            ----

3.   RELATED  PARTIES

     3.1     For  purposes  of  the  representation  contained  in paragraph 1.3 above, each of CHP and CHPLP hereby represent that, to the best of its knowledge, none of CHP, CHPLP, and each Indirect Equity Owner (as defined below) owns an interest in any Tenant of HT or its subsidiaries listed on Schedule 1 attached hereto that would cause HT to own (directly or constructively through the application of Code Section 318, as modified by Code Section 856(d)(5)), more than a 9.9% interest (within the meaning of Section 856(d)(2)(B) of the
Code) in such entity. CHP has reviewed the most recently received copies of all financial reports received from (i) each partnership or limited liability company in which CHP directly holds an equity interest and (ii) each corporation or trust in which CHP, as the case may be, directly or indirectly owns a 10% or greater equity interest (which financial reports describe all entities in which such partnerships, limited liability companies, corporations and trusts own an equity interest as of the date of such reports) and compared the information contained in such financial reports to Schedule 1. For purposes of this Agreement, an "Indirect Equity Owner" means any Person (i) that is deemed to
                 -----------------------
Beneficially Own or Constructively Own an interest in shares of HT that are held by CHP or CHPLP, and (ii) whose direct or indirect ownership of any interest in any tenant of HT would be attributed to HT through the application of Section 318 of the Code, as modified by Code Section 856(d)(5) (excluding, for this purpose, constructive ownership as a result of CHPLP's ownership of interests in HLP or the JV as contemplated by the Purchase

Agreement). In addition, CHP has received representations from each of its Indirect Equity Owners that the Indirect Equity Owner does not own more than a 9.9% interest (within the meaning of Section 856(d)(2)(B) of the Code) in an entity described on Schedule 1. These representations are made only with respect to the date hereof assuming the Acquisition has already taken place and do not constitute continuing representations or covenants with respect to the matters described in this Section 3.1, provided that CHP will provide the information described in Section 3.2 to HT on a continuing basis.

     3.2 CHP will provide the following information to HT and HT will provide the following information to CHP and CHPLP:

          (a) No later than the last business day of each calendar quarter, HT shall update the information contained in Schedule 1 (the "Tenant List")
                                                                   -----------
     and provide such information to CHP, who agrees to provide such information to each of CHPLP and to any Indirect Equity Owner;

          (b) No later than 30 days after receipt of the Tenant List, CHP, CHPLP and any Indirect Equity Owner shall inform HT of their direct equity ownership of any entity in which it owns a 10% or greater equity interest (as described in Section 856(d)(2)(B) of the Code), and whose name appears on the Tenant List;

          (c) No later than the last day of each calendar quarter (but only for so long as CHP or CHPLP Beneficially Owns or Constructively Owns at least 10% of the Equity Shares of HT), CHP and CHPLP shall deliver to HT a certification stating that each of CHP and CHPLP has reviewed the information regarding investments of each (i) partnership or limited liability company in which CHP, CHPLP, or any Indirect Equity Owner directly or indirectly holds an equity interest; and (ii) each corporation or trust in which CHP, CHPLP, or any Indirect Equity Owner directly or indirectly owns a 10% or greater equity interest (each such partnership, limited liability company, corporation or trust referred to as a "CHP
                                                                             ---
     Entity"),  together  with the Tenant List most recently provided by HT, and
     ------
     that, to the best of its knowledge, none of CHP, CHPLP, any Indirect Equity Owner and any CHP Entity owns (directly or constructively through the application of Section 318 (as modified by Code Section 856(d)(5)) more than a 9.9% equity interest (as described in Section 856(d)(2)(B) of the Code) in any such entity.

     3.3 No later than 20 days after receipt of the Tenant List, CHP shall provide the Tenant List to each CHP Entity and any Indirect Equity Owner. CHP agrees and CHP will cause each CHP Entity and Indirect Equity Owner to agree on or prior to the First Closing Date (as defined in the Purchase Agreement), that they shall not acquire an equity interest in any of the entities listed on the Tenant List without the consent of HT.

4.   MISCELLANEOUS

     4.1     Amendment  and  Modification.  This Agreement may not be amended or
             ----------------------------
modified except by an instrument in writing signed by all of the parties hereto.

     4.2     Specific  Performance.  The parties recognize that in the event the
             ---------------------
other should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Accordingly, each shall be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, each party hereby waives the defense that there is an adequate remedy at law.

     4.3     Parties  in  Interest.  This  Agreement  shall be binding upon and,
             ---------------------
except as provided below, inure solely to the benefit of each party hereto and their successors, assigns and transferees, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     4.4     Communications.  All  communications  hereunder shall be in writing
             --------------
and shall be deemed given if delivered personally, telecopied, or mailed by registered or certified mail (return receipt requested), or sent by Federal Express or other recognized overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to CHP or CHPLP, to:
               CNL Hospitality Properties, Inc.
               CNL Center at City Commons
               450 South Orange Avenue
               Orlando, Florida 32801-3336
               Facsimile: 407-650-1085
               Attn: Brian Strickland

               with a copy to:

               Greenberg Traurig, LLP
               The MetLife Building
               200 Park Avenue
               New York, New York 10166
               Facsimile: 212-801-6400
               Attn: Judith Fryer, Esq.
                     Alan S. Gaynor, Esq.

          (b)  If to HT, to:

               Hersha Hospitality Trust
               148 Sheraton Drive
               Box A
               New Cumberland, Pennsylvania 17070
               Facsimile: 717-974-7383
               Attn: Hasu P. Shah
               with a copy to:

               Hunton & Williams
               951 East Byrd Street
               Richmond, Virginia 23219
               Facsimile: 804-788-8218
               Attn: Randall S. Parks, Esq.
                     Cameron N. Cosby, Esq.

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All communications given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

     4.5     Counterparts.  This  Agreement  may  be  executed  and  delivered
             ------------
(including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     4.6     Entire Agreement.  This Agreement (which term, for purposes of this
             ----------------
Section, shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) together with the Purchase Agreement and other agreements, instruments and documents referred to therein, constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     4.7     Assignment.  Neither  this  Agreement  nor  any  of  the  rights,
             ----------
interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise.

     4.8     Headings.  The  headings  of  this Agreement are for convenience of
             --------
reference  only  and  are  not  part  of  the  substance  of  this  Agreement.

     4.9     Governing  Law.  This  Agreement  shall  be construed in accordance
             --------------
with and governed by the internal laws of the State of Maryland (without giving effect to such State's conflicts of laws principles).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by its duly authorized officers as of the date first written above.

                                       HERSHA  HOSPITALITY  TRUST,
                                       a  Maryland real estate investment trust


                                       By:    /s/ Ashish R. Parikh
                                       Name:  Ashish  R.  Parikh
                                       Title: Chief  Financial  Officer


                                       CNL  HOSPITALITY  PARTNERS,  L.P.
                                       By: CNL HOSPITALITY GP CORP., its general
                                           partner


                                       By:    /s/ Tammie A. Quinlan
                                       Name:  Tammie  A.  Quinlan
                                       Title: Senior  Vice  President


                                       CNL  HOSPITALITY  PROPERTIES,  INC.


                                       By:    /s/ Tammie A. Quinlan
                                       Name:  Tammie  A.  Quinlan
                                       Title: Senior  Vice  President

                                   SCHEDULE 1
                                   ----------


HHMLP Hunters Point, LLC
Hersha Hospitality Management, LP
Hersha Hospitality Conduit Management, LP
Noble Investments - Leaseback, LLC
Noble Investments - Leaseback South, LLC
HHMLP JFK III, LLC

                                    EXHIBIT A
                EXCERPTS FROM ACTION BY UNANIMOUS WRITTEN CONSENT
                            OF THE BOARD OF TRUSTEES
                                       OF
                            HERSHA HOSPITALITY TRUST

The Board of Trustees (the "Board") of Hersha Hospitality Trust, a Maryland real estate investment trust (the "Trust") hereby adopt and approve, on behalf of the Trust in its own capacity and as the General Partner of Hersha Hospitality Limited Partnership, a Virginia limited partnership (the "Operating Partnership"), the following resolutions by unanimous written consent in lieu of a meeting:

OWNERSHIP  LIMITATION

WHEREAS, in accordance with Article VII, Section 1(G) of the Articles of Amendment and Restatement of the Trust's Declaration of Trust (the "Declaration"), the Board, having received the advice of counsel to the effect that the restrictions contained in Article VII of the Declaration of Trust will not be violated and the Trust's REIT status will not otherwise be lost and the representations and undertakings of CNL Hospitality Properties, Inc., a Maryland corporation ("CHP") and CNL Hospitality Partners, L.P., a Delaware limited partnership ("CHP LP") required by said Article VII, Section 1(G) of the Declaration of Trust being contained in the Excepted Holder Agreement, has determined to authorize an exemption from the Ownership Limit set forth in the Declaration, effective upon the purchase by CHP of Series A Preferred Units pursuant to the terms of the Purchase Agreement;

NOW THEREFORE, BE IT RESOLVED, that any capitalized terms used in this resolution that are not otherwise defined shall have the meanings given to those terms in the Declaration; and further

RESOLVED, that, the Board hereby exempts CHP (the "Exemption") from the Ownership Limit set forth in the Declaration with respect to the Beneficial and Constructive Ownership (as determined pursuant to Article VII of the Declaration) by CHP of Series A Preferred Shares or Class A Common Shares issuable in exchange for the Series A Preferred Units and the JV Units, subject to the terms and conditions described in these resolutions; and further

RESOLVED, that the Exemption is conditioned on neither CHP Inc. nor CHP LP Owning, Beneficially or Constructively more than 100% of the issued and outstanding Series A Preferred Shares or 60% of the issued and outstanding Class A Common Shares at any time (or such higher percentage as is necessary to accommodate the issuance of additional Class A Common Shares due to an adjustment of the applicable exchange price or conversion price of the Series A Preferred Units, Series A Preferred Shares or JV Units); provided, however, that there shall be no limit on CHP Inc.'s and CHP LP's Beneficial Ownership or Constructive Ownership of Class A Common Shares, subject to CHP's and CHP LP's compliance with the representations, warranties and covenants contained in the Excepted Holder Agreement, if (x) the Trust fails to pay in full for two consecutive quarters the dividend required pursuant to Section 2 of the Articles Supplementary, or the Operating Partnership fails to pay in full for two consecutive quarters the distributions with respect to the Series A Preferred Units required by the Second


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Amendment,  or  (y)  the  Trust  fails  to  maintain its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended, (the "Code"); and further

RESOLVED, that the Exemption is further conditioned on (A) no individual Owning, Beneficially or Constructively, as a result of CHP Inc.'s and CHP LP's ownership of the Series A Preferred Shares and Class A Common Shares, more than 9.8% of any class or series of the outstanding equity shares of the Trust at any time, and (B) the representations, warranties, agreements and covenants of CHP Inc.
and CHP LP contained in the Excepted Holder Agreement and Standstill Agreement continuing to be accurate and to be performed and complied with while the Exemption is in place; and further

RESOLVED, that as a further condition to the Exemption, CHP Inc. and CHP LP shall execute and deliver each of the Excepted Holder Agreement and Standstill Agreement; and further

RESOLVED, that the Exemption will be automatically revoked to the extent that any of the conditions specified above are breached; and further

RESOLVED, that the Board retains the right to revoke or modify the Exemption in order to prevent disqualification of the Trust as a real estate investment trust (a "REIT") under the Internal Revenue Code, and the rules, regulations, orders and rulings thereunder; and further

RESOLVED, that the Authorized Officers shall notify CHP Inc. and CHP LP as soon as possible prior to any revocation or modification of the Exemption; and further

RESOLVED, that the Authorized Officers are authorized and directed to review periodically the level of ownership of the Series A Preferred Shares and the Class A Common Shares by CHP Inc. and CHP LP, and their transferees, including if necessary, making appropriate inquiries of CHP Inc. and CHP LP, and their transferees, and report to the Board any facts or circumstances as a result of which ownership of Series A Preferred Shares and Class A Common Shares by CHP Inc. and CHP LP, and their transferees threatens or jeopardizes the Trust's status as a REIT.


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